Exhibit 99.1

Industrial Battery Developer Flux Power FY 2015 Revenues Grew

100% on Expanding Demand for Lithium Forklift Batteries

- Flux Host Online Q&A Session to Address Investor Questions –

Vista, CA – September 28, 2015 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium batteries for industrial applications including electric forklifts, today reviewed its recent progress and results for the fourth quarter (Q4 ‘15) and fiscal year ended June 30, 2015 (FY ‘15). In lieu of a conference call, the Company will host an online Q&A session, details below.

LiFT Pack Sales Highlights:

o	Q4 ‘15 LiFT Pack battery sales rose to 81 units versus 77 units in Q3 ’15
o	FY 2015 LiFT Pack sales increased to 244 units versus 60 units in FY 2014
o	Flux’s LiFT Pack unit sales are expected to decline in Q1 ’16 versus Q4 ’15 as some customers slow procurement activity in anticipation of Underwriters Laboratories approving a “UL Listing” of Flux LiFT Packs. Testing is currently underway and final issuance is anticipated in Q2 ‘16.

Flux Power has developed solid, broad-based interest in its LiFT Pack line of batteries for “Walkie” pallet jacks, reflecting the performance, efficiency and cost benefits this new storage solution brings to material handling-intensive businesses. To date, 26 large national or regional companies have piloted Flux LiFT Packs for Walkies and 15 of them have progressed to initial LiFT Pack purchases. Based on discussions with several companies regarding their battery replenishment schedules and purchasing intentions over the next year, the Company believes this pacing could drive fiscal 2016 LiFT Pack sales of at least $3 million, representing more than 300% growth over fiscal 2015. Given the “UL Listing” timetable, the bulk of anticipated revenue is expected in the third and fourth quarters of FY ’16.

Flux’s FY 2016 sales estimate excludes other product sales opportunities in development and is subject to Flux’s ability to secure sufficient working capital to fund inventories, demo units, industry certifications, receivables and expanded sales, customer support and administration expense. Flux is currently evaluating ways to address its working capital needs.

CEO, Ron Dutt, commented, “we continued to see very positive interest in our LiFT Pack solutions at our booth at The Battery Show earlier this month in Detroit. This expanding interest, along with our core base of large customer activity and piloting, make us very confident that we are on the right track. It’s particularly exciting to witness customer reactions first hand - both managers and equipment operators - as they learn about and experience our alternative to decades-old, lead-acid battery power.

“With nearly two years of direct market experience and feedback, we have learned a great deal about the unique performance requirements for our LiFT Packs and have developed a range of enhancements that deliver a better and more customer-oriented solution. Now, with the review by Underwriters Laboratories nearing its conclusion over the next several weeks, we believe we will be well positioned to initiate broader scale deployments of our LiFT Pack solutions to customers who have piloted the solution and those that have purchased initial units for test. We are working hard to put in place the appropriate financial and operational resources that are required to properly support the anticipated acceleration in demand.”

Q4 and Full Year Operating Results

Increasing sales of Flux LiFT Packs drove Q4 ’15 revenue to $220,000, compared to Q4 ’14 revenue of $201,000, which included over $60,000 in revenue for a custom 48 volt battery array to power a new underground mining robot. Flux’s Q4 ’15 net loss increased to $964,000 from $894,000 in Q4 ’14, and increased over the Q3 ’15 net loss of $632,000 due to higher R&D, marketing and sales expense.

Fiscal 2015 revenues nearly doubled to $715,000 vs. $358,000 in FY 2014, principally due to continued partner and customer traction and sales momentum for Flux LiFT Pack units. Sales of Flux LiFT Packs during FY 2014, the year of the product’s debut, were approximately $123,000. Flux’s gross margin performance reflects low initial sales volumes, piloting and promotional activity and inventory adjustments. Flux has developed several design and procurement initiatives designed to substantially improve LiFT Pack gross margins as the year progresses.

Full year 2015 operating expenses decreased 29% to $2.8 million from $3.8 million, principally due to the absence of pre-paid advisory fees for work that concluded in 2014. FY 2015 sales & administrative expenses increased by almost 27% vs. FY 2014 as Flux made necessary investments to expand its sales and marketing reach and engineering capabilities.

Flux’s FY 2015 net loss declined to $2,415,000, or $0.02 per basic share, compared to FY 2014 net loss of $4,299,000, or $0.06 per basic share. Per share figures are based on weighted average number of common shares outstanding of approximately 97.5 million and 73.3 million as of June 30, 2015 and June 30, 2014, respectively.

Subsequent to the close of FY 2015, Flux enhanced its balance sheet by converting $2.0 million of short-term debt plus accrued interest into approximately 51.2 million common shares. As a result of the conversion, Flux had 150,710,137 common shares outstanding as of September 25, 2015.

Flux Investor Q&A:

In lieu of a conference call, over the next few weeks, Flux Power’s CEO, Ron Dutt, will respond to investors’ questions about the Company, its strategy, financial performance and outlook via an online question and answer session.

•	Questions may be submitted via email to flux@catalyst-ir.com
•	Responses will be posted promptly on the Flux blog, along with Twitter links referenced to $FLUX at @FluxPowerIR.

About Flux Power Holdings, Inc. (www.fluxpwr.com)

Flux Power develops and markets advanced lithium-ion energy storage systems (‘batteries’) based on its proprietary battery management system (BMS) and in-house engineering and product design. Flux storage solutions deliver improved performance, extended cycle life and greater return on investment than legacy solutions. Flux sells direct and through a growing base of distribution relationships. Products include advanced battery packs for motive power in the lift equipment, tug and tow and robotics markets, portable power for military applications and stationary power for grid storage.

Flux Blog: Flux Power Currents

Facebook: FLUXPower

Twitter Company: @FLUXpwr Investor Relations: @FluxPowerIR

LinkedIn Flux Power

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Company believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, Company can give no assurance that such statements will prove to be correct, and that the Company’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Media & Investor Relations:

Catalyst Global LLC

Chris Eddy

212-924-9800

flux@catalyst-ir.com